Filed pursuant to Rule 424(b)(3)

Registration No. 333-249551

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated November 4, 2020)

Velodyne Lidar, Inc.

Up to 32,164,576 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 4, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249551). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on February 25, 2021, March 2, 2021 and March 4, 2021 (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 18,282,384 shares of our common stock, $0.0001 par value per share (“common stock”), that are issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”) and up to 375,000 shares of our common stock issuable upon exercise of our working capital warrants issued to Graf Acquisition LLC. The Prospectus and this prospectus supplement also relate to the resale from time to time, upon the expiration of lock-up agreements, by the selling stockholders named in the Prospectus or their permitted transferees of up to 13,507,192 shares of our common stock.

Our common stock and Public Warrants are listed on The Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively. On March 4, 2021, the closing price of our common stock was $13.53 and the closing price of our warrants was $4.55.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

(669) 275-2251

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition

On February 25, 2021, Velodyne Lidar, Inc. (the “Company” or “Velodyne”) issued a press release reporting its financial results for the quarter ended December 31, 2020. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 2.02 and the exhibit hereto are “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Issued by the Company on February 25, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL).

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: February 25, 2021	By:	/s/ Andrew Hamer
Andrew Hamer
Chief Financial Officer

2

Exhibit 99.1

Velodyne Lidar Reports Fourth Quarter and Full Year 2020 Financial Results

•2020 annual revenue of $95.4 million
•Fourth quarter shipments were a record 4,237 units, including 718 solid state units
•$350.3 million of cash and short-term investments on the balance sheet at December 31, 2020
•Strong future outlook supported by pipeline of 194 projects at February 19, 2021

SAN JOSE – February 25, 2021 – Velodyne Lidar, Inc. (NASDAQ: VLDR, VLDRW), the first pure-play public lidar company, today announced financial results for its fourth quarter and year ended December 31, 2020.

Dr. Anand Gopalan, CEO of Velodyne Lidar, commented, “Velodyne has continued to demonstrate its market leadership with a strong track record of consistent execution. Our fourth quarter and full year 2020 results demonstrate that we continue to innovate, expand our market opportunity, and show our leadership in broadly diversified end markets for lidar. In 2020, we achieved an industry first with the award winning Velabit lidar, our smallest sensor, which we believe will democratize lidar and lidar-based safety.

“We believe our pipeline is the most robust in the industry, as demonstrated by a 46% increase in projects across more than 25 industries from the end of 2019. We are leading the industry in providing lidar units to customers, manufacturing and shipping 11,710 units in 2020, and 4,237 units in the fourth quarter. Lidar’s status as a critical sensor in many applications gives us the opportunity to add higher value to customers by providing comprehensive solutions. There is increasing adoption of lidar across a wide variety of industries, some of which are accelerating in a post-COVID world. Our pipeline in industries such as Robotics grew 220% from 873,000 units in February of 2020 to 1.9 million units as of December 31, 2020. Agreements signed in 2020 include: Emesent for drones, Motional (a joint Hyundai-Aptiv venture) for autonomous vehicles, ThorDrive for industrial applications, and a Smart City partnership with Qualcomm.

“In summary, it is an incredibly exciting time for lidar and for Velodyne. We believe we have hit an inflection point in the lidar industry, which is evidencing itself by our record unit shipments in the fourth quarter and in our expanding pipeline. With a significantly enhanced balance sheet supporting this robust pipeline, our long-term outlook for growth remains strong.”

Business Metrics
•Units and ASPs: Velodyne shipped a record 4,237 sensor units in the fourth quarter of 2020. The company continues to build out its portfolio of sensor products at different price points designed to meet many industries’ needs, including those with lower-price application entry points.
•Agreements: 26 total active multi-year agreements as of February 19, 2021, up from 25 as of December 31, 2020.
•Pipeline Strength: Velodyne’s pipeline of projects grew to 194 projects at February 19, 2021, up from 183 projects reported at December 31, 2020, and 131 projects reported at January 1, 2020.

Fourth Quarter 2020 Financial Highlights
•Revenue: Total revenue of $17.8 million compared to $19.0 million in the fourth quarter of 2019. Product revenue was $14.4 million compared to $18.2 million in the fourth quarter of 2019. The company reduced production capabilities at its manufacturing sites late in the fourth quarter of 2020 due to COVID-19, which impaired the company’s ability to fulfill certain customers’ orders in December, impacting product revenue. Velodyne continues to focus on accelerating the adoption of sensors by lowering ASPs and driving higher volumes. As such, product units sold was higher year-over-year while revenue was impacted. License and services revenue was $3.4 million, up from $0.8 million in the fourth quarter of 2019.

•Gross Profit: GAAP gross loss was $5.3 million and non-GAAP gross profit was $2.1 million compared to a fourth quarter 2019 GAAP and non-GAAP gross profit of $0.2 million.
•Net Loss and EPS: GAAP net loss was $111.5 million and included $91.3 million of stock-based compensation. Non-GAAP net loss was $20.1 million. GAAP net loss per share was $0.64 and non-GAAP net loss per share was $0.12. This compared to a fourth quarter of 2019 GAAP net loss of $28.7 million and non-GAAP net loss of $26.2 million. Fourth quarter of 2019 GAAP net loss per share was $0.21 and non-GAAP net loss per share was $0.19.
•Shares Outstanding: EPS for the fourth quarter of 2020 is calculated using weighted average shares outstanding of 173.9 million. As of December 31, 2020, actual shares outstanding were 175.9 million.
•Liquidity: Velodyne had $350.3 million in cash and short-term investments on its balance sheet at December 31, 2020, which included $73.7 million of proceeds from the exercise of publicly-traded warrants. Subsequent to December 31, 2020, the company received additional $89.3 million in proceeds as of February 19, 2021.

Full Year 2020 Financial Highlights
•Revenue: Total revenue of $95.4 million compared to $101.4 million in full year 2019. Product revenue was $68.4 million compared to $81.4 million in full year 2019. While for the year 2020, Velodyne sold roughly the same number of units as 2019, as part of the company’s strategy to drive widespread adoption of lidar, the ASP was lower in 2020 and this negatively impacted revenue. License and services revenue was $27.0 million, up from $20.0 million in full year 2019.
•Gross Profit: GAAP gross profit of $25.1 million and non-GAAP gross profit of $32.5 million compared to full year 2019 GAAP and non-GAAP gross profit of $29.8 million. The decrease in GAAP gross margin was primarily due to $7.4 million stock-based compensation expense.
•Net Loss and EPS: GAAP net loss was $149.9 million and included $91.5 million of stock-based compensation expense and non-GAAP net loss was $65.1 million. Accordingly, GAAP net loss per share was $1.01 and non-GAAP net loss per share was $0.44. This compared to 2019 GAAP net loss of $67.2 million and non-GAAP net loss of $64.5 million. Accordingly, 2019 GAAP net loss per share was $0.50 and non-GAAP net loss per share was $0.48.

A reconciliation between historical GAAP and non-GAAP information is provided in the tables below.

Business Outlook
As of February 19, 2021, Velodyne estimates that it could have the opportunity for over $1.0 billion of revenue from signed and awarded projects from 2021 through 2025 plus a pipeline of projects for 2021 through 2025 that are not yet signed and awarded of $4.4 billion. In addition, it continues to be Velodyne’s top priority to invest in scalable lidar architectures, advanced manufacturing technology and software solutions. This underpins the company’s long-term business outlook of total gross margin percentage ranging in the mid to high 50s and EBITDA margin of more than 20%.

Conference Call Information
Velodyne will host a conference call and live webcast for analysts and investors at 4:30 p.m. Eastern Time on February 25, 2021. Parties in the United States and Canada can access the call by dialing (800) 289-0462, using conference code 240957. The webcast will be accessible on Velodyne’s investor relations website at https://investors.velodynelidar.com/. A telephonic replay of the conference call will be available through March 4, 2021. To access the replay, parties in the United States and Canada should call (888) 203-1112 and enter conference code 5101026.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our financial outlook and market positioning. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan", "intend", "believe", "may", "will", "should", "can have", "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: the impact on our operations and financial condition from the effects of the current COVID-19 pandemic both on Velodyne’s business and those of its customers and suppliers; Velodyne’s ability to execute its business plan; the timing of revenue from existing customers, including uncertainties related to the ability of Velodyne’s customers to commercialize their products and the ultimate market acceptance of these products; uncertainties related to Velodyne Lidar’s estimates of the size of the markets for its products and future revenue opportunities; the rate and degree of market acceptance of Velodyne Lidar’s products; the success of other competing lidar and sensor-related products and services that exist or may become available; rising costs adversely affecting Velodyne’s profitability; uncertainties related to Velodyne Lidar’s current litigation and potential litigation involving Velodyne Lidar or the validity or enforceability of Velodyne Lidar’s intellectual property; Velodyne Lidar’s ability to partner with and rely on third party manufacturers; general economic and market conditions impacting demand for Velodyne Lidar’s products and services; and changes in applicable laws or regulations.

Given these factors, as well as other variables that may affect Velodyne Lidar’s operating results, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, or use historical trends to anticipate results or trends in future periods. The forward-looking statements included in this press release relate only to events as of the date hereof. Velodyne Lidar undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we believe the non‑GAAP measures of non-GAAP gross profit (loss), non-GAAP gross margin, Non‑GAAP operating loss, non-GAAP net loss, and non‑GAAP net loss per share are useful in evaluating our operating performance. Certain of these non-GAAP measures exclude stock-based compensation, litigation settlements, gain from asset sales, one-time IPO-related costs, amortization of acquisition-related intangibles assets, restructuring, and discrete tax items. We believe that non‑GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non‑GAAP information to supplement their GAAP results. The non‑GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly‑titled non‑GAAP measures used by other companies. Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures are used in this press release. The impact of these items in future periods is uncertain and, depends on various factors. Accordingly, a reconciliation for forward-looking non-GAAP operating income is not available without unreasonable effort.

About Velodyne Lidar, Inc.
Velodyne Lidar (NASDAQ: VLDR, VLDRW) ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne is the first public pure-play lidar company and is known worldwide for its broad portfolio of breakthrough lidar technologies. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including autonomous vehicles, advanced driver assistance systems (ADAS), robotics, unmanned aerial vehicles (UAV), smart cities, and security. Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. For more information, please visit: ir.velodynelidar.com and follow us on Twitter: @VelodyneLidar.

Investor Contact:
Drew Hamer
Chief Financial Officer

InvestorRelations@velodyne.com

Media Contact:
Sean Dowdall
Landis Communications Inc.
Sean@landispr.com

VELODYNE LIDAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$204,648	$60,004
Short-term investments	145,636	2,199
Accounts receivable, net	13,979	11,863
Inventories, net	18,132	14,987
Prepaid and other current assets	22,319	12,918
Total current assets	404,714	101,971
Property, plant and equipment, net	16,805	26,278
Goodwill	1,189	1,189
Intangible assets, net	627	982
Contract assets	8,440	—
Other assets	937	5,755
Total assets	$432,712	$136,175
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,721	$6,923
Accrued expense and other current liabilities	50,349	31,160
Contract liabilities	7,323	18,261
Total current liabilities	65,393	56,344
Long-term tax liabilities	569	1,360
Other long-term liabilities	25,927	2,225
Total liabilities	91,889	59,929
Commitments and contingencies
Stockholders’ equity (as adjusted for December 31, 2019):
Preferred stock	—	—
Common stock	18	14
Additional paid-in capital	656,717	240,464
Accumulated other comprehensive loss	(230)	(216)
Accumulated deficit	(315,682)	(164,016)
Total stockholders' equity	340,823	76,246
Total liabilities and stockholders' equity	$432,712	$136,175

VELODYNE LIDAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenue:
Product	$14,407	$18,190	$68,355	$81,424
License and services	3,439	782	27,007	19,974
Total revenue	17,846	18,972	95,362	101,398
Cost of revenue:
Product	23,088	18,519	69,115	69,903
License and services	99	229	1,131	1,727
Total cost of revenue	23,187	18,748	70,246	71,630
Gross profit (loss)	(5,341)	224	25,116	29,768
Operating expenses:
Research and development	48,427	14,639	88,080	56,850
Sales and marketing	18,955	5,928	31,753	21,873
General and administrative	38,790	9,421	65,732	20,058
Gain on sale of assets held-for-sale	—	—	(7,529)	—
Restructuring	(59)	—	984	—
Total operating expenses	106,113	29,988	179,020	98,781
Operating loss	(111,454)	(29,764)	(153,904)	(69,013)
Interest income	33	200	152	1,146
Interest expense	(37)	(32)	(106)	(77)
Other income (expense), net	15	50	(90)	35
Loss before income taxes	(111,443)	(29,546)	(153,948)	(67,909)
Provision for (benefit from) income taxes	14	(805)	(4,084)	(683)
Net loss	$(111,457)	$(28,741)	$(149,864)	$(67,226)
Net loss per share:
Basic and diluted	$(0.64)	$(0.21)	$(1.01)	$(0.50)
Weighted-average shares used in computing net loss per share:
Basic and diluted	173,888,792	136,639,441	148,088,589	133,942,714

VELODYNE LIDAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net loss	$(111,457)	$(28,741)	$(149,864)	$(67,226)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,053	2,189	8,394	7,993
Write-off of deferred IPO costs	—	—	3,548	—
Stock-based compensation	91,259	24	91,500	135
Gain on sale of assets held-for-sale	—	—	(7,529)	—
Provision for doubtful accounts	(14)	(308)	511	110
Deferred income taxes	(4)	(1,941)	(4)	(1,941)
Other	63	60	137	(358)
Changes in operating assets and liabilities:
Accounts receivable, net	5,440	1,804	(2,627)	9,573
Inventories, net	(1,710)	1,224	1,619	(850)
Prepaid and other current assets	(2,339)	1,630	172	(3,602)
Contract assets	(2,814)	—	(11,253)	38
Other assets	(305)	309	53	1,080
Accounts payable	(2,501)	(4,676)	687	(45)
Accrued expenses and other liabilities	3,140	5,677	(6,672)	13,609
Contract liabilities	379	(471)	2,891	(1,746)
Net cash used in operating activities	(18,810)	(23,220)	(68,437)	(43,230)
Cash flows from investing activities:
Purchase of property, plant and equipment	(1,080)	(420)	(3,277)	(5,225)
Proceeds from sale of assets held-for-sale	—	—	12,275	—
Proceeds from sales of short-term investments	—	—	—	8,903
Proceeds from maturities of short-term investments	—	5,400	2,200	53,650
Purchase of short-term investments	(145,725)	—	(145,725)	(28,823)
Considerations paid for acquisition	—	—	—	(2,473)
Proceeds from repayment of stockholder notes	—	3,512	—	3,512
Net cash provided by (used in) investing activities	(146,805)	8,492	(134,527)	29,544
Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	—	49,790	19,919	49,790
Proceeds from Business Combination and PIPE offering, net of transaction costs	(1,264)	—	247,039	—
Proceeds from warrant exercises, net of transaction costs	73,713	—	73,713	—
Repurchase of common stock	—	—	(1,802)	—
Cash paid for IPO costs	—	—	(1,143)	—
Proceeds from notes payable	—	—	10,000	—
Net cash provided by financing activities	72,449	49,790	347,726	49,790
Effect of exchange rate fluctuations on cash and cash equivalent	(39)	63	(118)	(4)
Net increase (decrease) in cash and cash equivalents	(93,205)	35,125	144,644	36,100
Beginning cash and cash equivalents	297,853	24,879	60,004	23,904
Ending cash and cash equivalents	$204,648	$60,004	$204,648	$60,004

VELODYNE LIDAR, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Gross profit (loss) on GAAP basis	$(5,341)	$224	$25,116	$29,768
Gross margin on GAAP basis	(30)%	1%	26%	29%
Stock-based compensation	7,415	—	7,417	—
Gross profit (loss) on non-GAAP basis	$2,074	$224	$32,533	$29,768
Gross margin on non-GAAP basis	12%	1%	34%	29%

Operation loss on GAAP basis	$(111,454)	$(29,764)	$(153,904)	$(69,013)
Stock-based compensation	91,259	24	91,500	135
Legal settlements	105	2,450	2,584	2,450
Gain on Sale of assets held-for-sale	—	—	(7,529)	—
Write-off of deferred IPO costs	—		3,548
Amortization of acquisition-related intangible assets	97	96	385	188
Restructuring charges	(59)	—	984	—
Operation loss on non-GAAP basis	$(20,052)	$(27,194)	$(62,432)	$(66,240)

Provision for (benefit from) income taxes on GAAP basis	$14	$(805)	$(4,084)	$(683)
Non-GAAP tax reconciling adjustments	—	—	6,679	—
Provision for income taxes on non-GAAP basis	$14	$(805)	$2,595	$(683)

Net loss on GAAP basis	$(111,457)	$(28,741)	$(149,864)	$(67,226)
Stock-based compensation	91,259	24	91,500	135
Legal settlements	105	2,450	2,584	2,450
Gain on Sale of assets held-for-sale	—	—	(7,529)	—
Write-off of deferred IPO costs	—	—	3,548	—
Amortization of acquisition-related intangible assets	97	96	385	188
Restructuring charges	(59)	—	984	—
Non-GAAP tax reconciling adjustments	—	—	(6,679)	—
Net loss on non-GAAP basis	$(20,055)	$(26,171)	$(65,071)	$(64,453)

Net loss per share on GAAP basis
Basic and diluted	$(0.64)	$(0.21)	$(1.01)	$(0.50)
Weighted-average shares on GAAP basis
Basic and diluted	173,888,792	136,639,441	148,088,589	133,942,714

Net loss per share on non-GAAP basis
Basic and diluted	$(0.12)	$(0.19)	$(0.44)	$(0.48)
Weighted-average shares on non-GAAP basis
Basic and diluted	173,888,792	136,639,441	148,088,589	133,942,714

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 24, 2021, the board of directors (the “Board”) of Velodyne Lidar, Inc. (the “Company”) appointed Hamid Zarringhalam as a Class I director, effective immediately. Mr. Zarringhalam was also appointed to the Company’s compensation committee. Mr. Zarringhalam has been approved by the Board to stand for election at the Company’s 2021 annual meeting of stockholders.

Mr. Zarringhalam is Corporate Vice President of Nikon Corporation. In this capacity, he is simultaneously Chief Executive Officer of Nikon Ventures Corporation, Co-General Manager of the Digital Solutions Business Unit in Nikon Corporation and Executive Vice President of Nikon Precision Inc. Nikon Ventures Corporation is responsible for the external investments, strategic alliances and private equity strategy of Nikon Corporation. The Digital Solutions Business Unit is responsible for leveraging Nikon core competencies to enable and scale growth in new markets. As EVP of Nikon Precision, he is responsible for Nikon strategic partnership activities in Semiconductor Lithography in the United States. Mr. Zarringhalam joined Nikon in 1987, and in his tenure with Nikon, he has served in various senior management capacities in technology, operations, business development, and other corporate groups, including serving as President of Nikon Precision Europe. He currently serves on the Board of wrnch, a Canadian Computer Vision technology company. He has also served in a Board capacity for several companies in the Nikon investment portfolio. Mr. Zarringhalam has a Bachelor of Science in Finance and a Master in Business Administration, both from the University of San Francisco.

There are no disclosable family relationships as required by Item 401(d) of Regulation S-K between Mr. Zarringhalam and the Company or its control persons, and there are no disclosable related person transactions between the Company and Mr. Zarringhalam as required by Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Zarringhalam entered into the Company’s standard form of indemnification agreement. Mr. Zarringhalam will receive the Company’s standard non-employee director compensation, which consists of an automatic annual grant of $150,000 of restricted stock units (measured based on the average closing price of the Company’s common stock for the 30 days immediately prior to the annual meeting of stockholders) to non-employee directors serving on the Board immediately after the annual meeting of stockholders, which restricted stock units will vest in full at the following annual meeting of stockholders.

Also on February 24, 2021, the Board appointed Christopher Thomas as a Class II director, effective immediately and simultaneously with Mr. Thomas’s resignation as a Class I director. The Board appointed Mr. Thomas as a Class II director to fill the vacancy on the Board created by James Graf’s resignation, which was effective February 15, 2021. Mr. Thomas will serve as a Class II director until the Company’s 2022 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: March 2, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2021, David Hall, a director of Velodyne Lidar, Inc. (the “Company”), informed the board of directors of the Company (the “Board”) of his voluntary decision to resign as a Class III director, effective immediately. As previously disclosed, on January 7, 2021, David Hall resigned from his role as Executive Chairman of the Board.

On February 22, 2021, the Company announced the completion of an investigation by the independent Audit Committee of the Board, which concluded that David Hall and Marta Hall each behaved inappropriately with regard to Board and Company processes, and failed to operate with respect, honesty, integrity, and candor in their dealings with Company officers and directors. Accordingly, the Board approved remedial actions including the removal of David Hall as Chairman of the Board and the termination of Marta Hall as an employee of the Company. David Hall and Marta Hall, in public statements and in an amendment to a Schedule 13D filed on March 4, 2021, disagreed with the conclusions of the investigation and the actions of the Board based on the investigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: March 4, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel